Exhibit 99.1
Final Release
VNUS Medical Receives FDA 510(k) Clearance to Market ClosureFAST™ Catheter
New Endovenous Radiofrequency Ablation Catheter is Intended to Reduce Procedure Time While Preserving Favorable Patient Outcomes and Comfort
SAN JOSE, Calif.-August 3, 2006 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced that it has received 510(k) clearance from the United States Food and Drug Administration (FDA) to market its ClosureFAST™ radiofrequency catheter in the United States.
The VNUS ClosureFAST catheter is designed to heat, shrink and occlude refluxing saphenous veins with RF ablation times of just three to five minutes while maintaining the predictably fast and mild patient recovery that physicians have come to expect from RF.
“Achievement of U.S. marketing clearance is one of several significant milestones we are pursuing for our new ClosureFAST catheter. We are rapidly accumulating clinical experience prior to product launch. To date, the feedback we have received by users of this catheter and by patients who have received a ClosureFast procedure has been very positive. The preliminary clinical experience produced with the ClosureFast catheter has been excellent as evidenced by 100% acute success at closing veins with over 70 veins treated. Follow-up ultrasound examinations showed all but one of the treated veins remained closed. With continuing clinical success, we expect to launch this product in the U.S. in the first quarter of 2007,” stated VNUS President and Chief Executive Officer, Brian E. Farley.
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS Medical is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward-Looking Statements
VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “plans,” “looks forward to,” “intends,” “expect” and “potential” or variations of such words, are intended to identify such forward-looking statements in this press release. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including, among other things, the failure to achieve favorable clinical outcomes over a longer term or in a larger group of patients or delays in manufacturing sufficient quantities of product for commercial launch. Therefore, the reader is cautioned not to rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
Contact:
Dennis Rosenberg
Vice President, Marketing
(408) 360-7200
ir@vnus.com